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                                                                 EXHIBIT-99(aaa)

                         SHAREHOLDER SERVICES AGREEMENT

      THIS SHAREHOLDER SERVICES AGREEMENT is made and entered into as of November 10, 2004 by and between ANNUITY INVESTORS LIFE INSURANCE COMPANY (the "Company"), and AMERICAN CENTURY INVESTMENT SERVICES, INC. ("Distributor").

      WHEREAS, the Company offers to the public certain group and individual variable annuity and variable life insurance contracts (the "Contracts"); and

      WHEREAS, the Company wishes to make available as investment options under the Contracts one or more of Class I and/or Class II shares of the funds made available by the Distributor from time to time (the "Funds"), each of which is a series of mutual fund shares registered under the Investment Company Act of 1940, as amended, and issued by American Century Variable Portfolios, Inc. or American Century Variable Portfolios II, Inc. (collectively, the "Issuer"); and

      WHEREAS, on the terms and conditions hereinafter set forth, Distributor desires to make shares of the Funds available as investment options under the Contracts and to retain the Company to perform certain administrative services on behalf of the Funds, and the Company is willing and able to furnish such services;

      NOW, THEREFORE, the Company and Distributor agree as follows:

      1. TRANSACTIONS IN THE FUNDS. Subject to the terms and conditions of this Agreement, Distributor will cause the Issuer to make shares of the Funds available to be purchased, exchanged, or redeemed, by or on behalf of the Accounts (defined in Section 7(a) below) through a single account per Fund at the net asset value applicable to each order. The Funds' shares shall be purchased and redeemed on a net basis in such quantity and at such time as determined by the Company to satisfy the requirements of the Contracts for which the Funds serve as underlying investment media. Dividends and capital gains distributions will be automatically reinvested in full and fractional shares of the Funds.

      2. ADMINISTRATIVE SERVICES. The Company agrees to provide all administrative services for the Contract owners, including but not limited to those services specified in EXHIBIT A (the "Administrative Services"). Neither Distributor nor the Issuer shall be required to provide Administrative Services for the benefit of Contract owners. The Company agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply in all material respects with all laws, rules and regulations applicable to the marketing of the Contracts and the provision of the Administrative Services. Upon request, the Company will provide Distributor or its representatives reasonable information regarding the quality of the Administrative Services being provided and its compliance with the terms of this Agreement.

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      3.    TIMING OF TRANSACTIONS.

            (a) Distributor hereby appoints the Company as agent for the Funds for the limited purpose of accepting purchase and redemption orders for Fund shares from owners of individual contracts and participants under group contracts (collectively, "Contract Owners"), as applicable. On each day the New York Stock Exchange (the "Exchange") is open for business (each, a "Business Day"), the Company may receive instructions from the Contract Owners for the purchase or redemption of shares of the Funds ("Orders"). Orders received and accepted by the Company prior to the price time for each Fund as set forth in its prospectus (the "Price Time") generally the close of regular trading on the Exchange (the "Close of Trading") on any given Business Day (currently, 4:00 p.m. Eastern time) and transmitted to the Funds' transfer agent by 10:00 a.m. Eastern Time on the next Business Day will be executed at the net asset value determined as of the relevant Fund's Price Time on the Business Day the Company received such Order. Any Orders received by the Company on such day but after the relevant Fund's Price Time on a Business Day, will be executed at the net asset value next determined as of that Fund's Price Time on the next Business Day. The day as of which an Order is executed by the Funds' transfer agent pursuant to the provisions set forth above is referred to herein as the "Trade Date". All Orders are subject to acceptance or rejection by Distributor or the Funds in the sole discretion of any of them.

            (b) Notwithstanding Section 3(a) above, if the Securities and Exchange Commission adopts a rule, or Congress adopts a law, that changes the requirements for intermediaries with regard to accepting Orders on behalf of the Funds, the timing of transmitting Orders to the Funds, or otherwise affects the way Orders are accepted, transmitted and priced, Section 3(a) shall be deemed to be automatically amended to comply with such new rule or law.

      4.    PROCESSING OF TRANSACTIONS.

            (a) If transactions in Fund shares are to be settled through the National Securities Clearing Corporation's ("NSCC") Mutual Fund Settlement, Entry, and Registration Verification (Fund/SERV) system, the following provisions shall apply:

                  (1) Each party to this Agreement represents that it or one of its affiliates has entered into the Standard Networking Agreement with the NSCC and it desires to participate in the programs offered by the NSCC Fund/SERV system which provide (i) an automated process whereby shareholder purchases and redemptions, exchanges and transactions of mutual fund shares are executed through the Fund/SERV system, and (ii) a centralized and standardized communication system for the exchange of customer-level information and account activity through the Fund/SERV Networking system ("Networking").

                  (2) Through the NSCC daily, Distributor (or its agent) will make the best attempt to provide to the Company by 7:00 p.m. Eastern Time on each Business Day, the Funds' net asset value, dividend and capital gain information and, in the case of income funds, the daily accrual for interest rate factor (mil rate), determined at the Close of Trading. All such dividends and capital gains shall be automatically received in shares of the Funds unless otherwise notified by the Company.

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                  (3)   For each Fund/SERV transaction, including transactions
establishing accounts with the Distributor or its affiliate, the Company shall provide the Funds and the Distributor or its affiliate with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which the Company hereby certifies is and shall remain true and correct. The Company shall maintain documents required by the Funds to effect Fund/SERV transactions. Each instruction shall be deemed to be accompanied by a representation by the Company that it has received proper authorization from each person whose purchase, redemption, account transfer or exchange transaction is effected as a result of such instruction.

                  (4) At all times each party shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder and under applicable law. Such coverage shall insure for losses resulting from the criminal acts, errors or omissions of each party's employees and agents.

                  (5) The parties agree to participate in Networking with each other under the terms of the Standard Networking Agreement, except that (i)
Section 12 of Article IV relating to governing law is hereby amended by deleting the second sentence of such section, and (ii) Section 13 of Article IV relating to arbitration of disputes is hereby deleted and shall be of no force and effect among the parties.

                  (6) The Company represents and warrants that all instructions, questions and other correspondence concerning the accounts for which trades are made in accordance with this SECTION 4(a) shall come from the Company, and that individual account holders shall contact the Company, rather than contact Distributor or the Funds directly, with instructions, questions and requests concerning the Funds. The Company further represents and warrants that it, rather than Distributor or the Funds, has reporting responsibility to its clients for confirmations of transactions and monthly, quarterly and year-end statements. The Company is a member of the Securities Investor Protection Corporation and is current with the dues required by such membership.

            (b) If transactions in Fund shares are to be settled directly with the Funds' transfer agent, procedures relating to the processing and settlement of Orders shall be subject to such instructions as Distributor may forward to the Company from time to time. No later than 7:00 p.m. Eastern Time on each Business Day, Distributor (or its agent) will provide to the Company via facsimile or other electronic transmission acceptable to the Company the Funds' net asset value, dividend and capital gain information and, in the case of income funds, the daily accrual for interest rate factor (mil rate), determined at the Close of Trading. All such dividends and capital gains shall be automatically received in shares of the Funds unless otherwise notified by the Company. Payment for net purchase transactions shall be made by wire transfer or through a clearinghouse agency approved by the Distributor to the applicable Fund custodial account designated by Distributor on the Business Day next following the Trade Date. Such wire transfers shall be initiated by the Company's bank prior to 4:00 p.m. Eastern time and received by the Funds prior to 6:00 p.m. Eastern time on the Business Day next following the Trade Date. If payment for a purchase Order is not timely received, the Fund may cancel the Order or, at Distributor's option, resell the shares to the applicable Fund at the then prevailing net asset value, and the Company shall be responsible for all costs to Distributor, the Funds or any affiliate

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of the Funds resulting from such resale. The Company shall be responsible for any loss, expense, liability or damage, including loss of profit suffered by Distributor and/or the respective Funds resulting from delay or failure to make timely payment for such shares or cancellation of any trade, or for any Orders that are processed on an "as of" basis as an accommodation to the Company. The Company shall not be entitled to any gains generated thereby.

            (c) The Company agrees not to withhold placing Orders received from any customers for the purchase or sale of shares so as to profit itself as a result of such withholding. The Company shall not purchase shares through Distributor except for the purpose of covering purchase Orders received by the Company, or for the Company's bona fide investment. The Company agrees to purchase shares only from the Funds or its customers. If the Company purchases shares from its customers, it will pay such customers not less than the applicable redemption price as established by the then-current prospectuses of the Funds.

      5.    PRICING ERRORS.

            (a) In the event adjustments are required to correct any error in the computation of the net asset value of any Fund's shares at the shareholder level as a result of a pricing error that is deemed to be material under the pricing policy of the Fund's Board of Directors or which Distributor otherwise deems necessary to correct at the shareholder level, Distributor shall notify the Company as soon as practicable after discovering the need for those adjustments which result in a reimbursement to the Funds. Notification shall be made by facsimile or by direct or indirect systems access acceptable to the Company.

            (b) If one or more of the Contract Owners received amounts from any Fund in excess of the amounts to which it otherwise would have been entitled prior to an adjustment for an error, the Company will use its best efforts to collect such excess amounts from the applicable Contract Owners.

            (c)   If an adjustment is to be made in accordance with subsection
(a) above to correct an error which has caused one or more of the Contract Owners to receive an amount less than that to which it is entitled, the Fund shall use its best efforts to make all necessary adjustments to the number of shares owned in the Fund and/or distribute to the Company the amount of such underpayment for credit to the Contract Owners.

            (d) For purposes of making adjustments as provided above, the Funds will apply the same standards to all shareholders.

      6. PROSPECTUS AND PROXY MATERIALS. Distributor shall provide the Company with reasonable quantities of the Issuer's prospectuses, statements of additional information, proxy materials, periodic fund reports to shareholders and other materials that are required by law to be sent to the Issuer's shareholders, each in the amounts and at the times requested by the Company. The cost of any distribution of prospectuses, proxy materials, periodic fund reports and other materials of the Issuer to the Contract Owners shall be paid by the Company, and shall not be the responsibility of Distributor or the Issuers.

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      7.    COMPENSATION AND EXPENSES.

            (a) The Accounts (defined in Section 8(a) below) shall be the sole shareholder of Fund shares purchased for the Contract owners pursuant to this Agreement (the "Record Owner"). The Record Owner shall properly complete any applications or other forms required by Distributor or the Issuer from time to time.

            (b) Distributor acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Accounts rather than having each Contract owner as a shareholder. In consideration of the Administrative Services and performance of all other obligations under this Agreement by the Company, Distributor will pay the Company a fee (the "Administrative Services Fee") equal to 25 basis points (0.25%) per annum of the average aggregate amount invested by the Company in Class I shares of the Funds and 5 basis points (0.05%) per annum of the average aggregate amount invested by the Company in Class II shares of the Funds under this Agreement.

            (c) In consideration of performance of the Distribution Services specified on EXHIBIT B by the Company, Distributor will pay the Company a fee (the "Distribution Fee") of 25 basis points (0.25%) of the average aggregate amount invested by the Company in Class II shares of the Funds under this Agreement.

            (d) For the purposes of computing the payments to the Company contemplated by this SECTION 7 the average aggregate amount invested by the Company on behalf of the Accounts in the Funds over a one month period shall be computed by totaling the Company's aggregate investment (share net asset value multiplied by total number of shares of the Funds held by the Company) on each calendar day during the month and dividing by the total number of calendar days during such month.

            (e) Distributor will calculate the amount of the payments to be made pursuant to this SECTION 7 at the end of each calendar month and will make such payment to the Company within 30 days thereafter. The check for such payments will be accompanied by a statement showing the calculation of the amounts being paid by Distributor for the relevant months and such other supporting data as may be reasonably requested by the Company and shall be mailed to:

                  Annuity Investors Life Insurance Company
                  250 East Fifth Street, Suite 1000
                  Cincinnati, OH 45202
                  Attention: Brian Sponaugle
                  Phone No.: (513) 412-2931
                  Fax No.:  (513) 412-1673

      8.    REPRESENTATIONS.

            (a) The Company represents and warrants that (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall

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constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms; (ii) it has established the Annuity Investors Variable Account A, Annuity Investors Variable Account B and the Annuity Investors Variable Account C (the "Accounts"), each of which is a duly authorized and established separate account under Ohio insurance law, and has registered each Account as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act") to serve as an investment vehicle for the Contracts; (iii) each Contract provides for the allocation of net amounts received by the Company to an Account for investment in the shares of one or more specified investment companies selected among those companies available through the Account to act as underlying investment media; (iv) selection of a particular investment company is made by the Contract owner under a particular Contract, who may change such selection from time to time in accordance with the terms of the applicable Contract; and (v) the activities of the Company contemplated by this Agreement comply in all material respects with all provisions of federal and state securities laws applicable to such activities.

            (b) Distributor represents that (i) it has the authority to perform all obligations with respect to the Issuer under this Agreement (ii) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of Distributor, enforceable in accordance with its terms; (iii) the prospectus of each Fund complies in all material respects with federal and state securities laws, and (iv) shares of the Issuer are registered and authorized for sale in accordance with all federal and state securities laws.

      9.    ADDITIONAL COVENANTS AND AGREEMENTS.

            (a) Each party shall comply in all material respects with all provisions of federal and state laws applicable to its respective activities under this Agreement. All obligations of each party under this Agreement are subject to compliance with applicable federal and state laws.

            (b) Each party shall promptly notify the other party in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

            (c) The Company covenants and agrees that all Orders accepted and transmitted by it hereunder with respect to each Account on any Business Day will be based upon instructions that it received from the Contract owners, in proper form prior to the Close of Trading of the Exchange on that Business Day. The Company shall time stamp all Orders or otherwise maintain records that will enable the Company to demonstrate compliance with Section 9(c) hereof.

            (d) The Company covenants and agrees that all Orders transmitted to the Issuer, whether by telephone, telecopy, or other electronic transmission acceptable to Distributor, shall be sent by or under the authority and direction of a person designated by the Company as being duly authorized to act on behalf of the Accounts. Distributor shall be entitled to rely on the existence of such authority and to assume that any person transmitting Orders for the purchase, redemption or transfer of Fund shares on behalf of the Company is "an appropriate person" as used in Sections 8-107 and 8-401 of the Uniform Commercial Code with respect to the

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transmission of instructions regarding Fund shares on behalf of the owner of such Fund shares. The Company further agrees to be responsible for the accuracy and propriety of all data transmitted to Distributor by the Company by telephone, telecopy or other electronic transmission acceptable to Distributor.

            (e) The Company agrees that, to the extent it is able to do so, it will use its best efforts to give equal emphasis and promotion to shares of the Funds as is given to other underlying investments of the Accounts, subject to applicable Securities and Exchange Commission rules. In addition, the Company shall not impose any fee, condition, or requirement for the use of the Funds as investment options for the Contracts that operates to the specific prejudice of the Funds vis-a-vis the other investment media made available for the Contracts by the Company.

            (f) The Company shall not, without the written consent of Distributor, make representations concerning the Issuer or the shares of the Funds except those contained in the then- current prospectus, statement of additional information and in current printed sales literature approved by Distributor or the Issuer.

            (g) Advertising and sales literature with respect to the Issuer or the Funds prepared by the Company or its agents, if any, for use in marketing shares of the Funds as underlying investment media to Contract owners shall be submitted to Distributor for review and approval before such material is used.

      10. USE OF NAMES. Neither Distributor nor any of its affiliates nor the Funds shall use any trademark, trade name, service mark or logo of the Company, or any variation of any such trademark, trade name, service mark or logo, without the Company's prior written consent, the granting of which shall be at the Company's sole option. Except as otherwise provided for in Sections 9(f) and 9(g) of this Agreement, the Company shall not use any trademark, trade name, service mark or logo of the Issuer, Distributor or any variation of any such trademarks, trade names, service marks, or logos, without the prior written consent of either the Issuer or Distributor, as appropriate, the granting of which shall be at the sole option of Distributor and/or the Issuer.

      11.   PROXY VOTING.

            (a) The Company shall provide pass-through voting privileges to all Contract Owners so long as the SEC continues to interpret the 1940 Act as requiring such privileges. The Company will comply with reasonable requests regarding methodology of calculating voting privileges for all Contract Owners.

            (b) The Company will distribute to Contract owners all proxy material furnished by Distributor and will vote shares in accordance with instructions received from such Contract owners. The Company shall vote Fund shares for which no voting instructions are received in the same proportion as shares for which such instructions have been received. The Company and its agents shall not oppose or interfere with the solicitation of proxies for Fund shares held for such Contract owners.

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      12.   INDEMNITY.

            (a) Distributor agrees to indemnify and hold harmless the Company and its officers, directors, employees, agents, affiliates and each person, if any, who controls the Company within the meaning of the Securities Act of 1933 (collectively, the "Indemnified Parties" for purposes of this SECTION 12(a)) against any losses, claims, expenses, damages or liabilities (including amounts paid in settlement thereof) or litigation expenses (including legal and other expenses) (collectively, "Losses"), to which the Indemnified Parties may become subject, insofar as such Losses result from a breach by Distributor or the Issuer of a material provision of this Agreement. Distributor will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. Distributor shall not be liable for indemnification hereunder if such Losses are attributable to the negligence or misconduct of the Company in performing its obligations under this Agreement.

            (b) The Company agrees to indemnify and hold harmless Distributor and the Issuer, and their respective officers, directors, employees, agents, affiliates and each person, if any, who controls Issuer or Distributor within the meaning of the Securities Act of 1933 (collectively, the "Indemnified Parties" for purposes of this SECTION 12(b)) against any Losses (as defined in
Section 12(a) above) to which the Indemnified Parties may become subject, insofar as such Losses result from a breach by the Company of a material provision of this Agreement. The Company will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. The Company shall not be liable for indemnification hereunder if such Losses are attributable to the negligence or misconduct of Distributor or the Issuer in performing their obligations under this Agreement.

            (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than under this SECTION 12. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this SECTION 12 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

            (d) If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.

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      13.   POTENTIAL CONFLICTS.

            (a) The Company has received a copy of an application for exemptive relief, as amended, filed by the Issuer on December 21, 1987, with the SEC and the order issued by the SEC in response thereto (the "Shared Funding Exemptive Order"). The Company has reviewed the conditions to the requested relief set forth in such application for exemptive relief. As set forth in such application, the Board of Directors of the Issuer (the "Board") will monitor the Issuer for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts ("Participating Companies") investing in funds of the Issuer. An irreconcilable material conflict may arise for a variety of reasons, including: (i) an action by any state insurance regulatory authority; (ii) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar actions by insurance, tax or securities regulatory authorities; (iii) an administrative or judicial decision in any relevant proceeding; (iv) the manner in which the investments of any portfolio are being managed; (v) a difference in voting instructions given by variable annuity contract owners and variable life insurance contract owners; or (vi) a decision by an insurer to disregard the voting instructions of contract owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

            (b) The Company will report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Shared Funding Exemptive Order by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever contract owner voting instructions are disregarded.

            (c) If a majority of the Board, or a majority of its disinterested Board members, determines that a material irreconcilable conflict exists with regard to contract owner investments in a Fund, the Board shall give prompt notice to all Participating Companies. If the Board determines that the Company is responsible for causing or creating said conflict, the Company shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the disinterested Board members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include but shall not be limited to:

                  (i) withdrawing the assets allocable to the Accounts from the Fund and reinvesting such assets in a different investment medium or submitting the question of whether such segregation should be implemented to a vote of all affected contract owners and as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and/or

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                  (ii)  establishing a new registered management investment
                        company or managed separate account.

            (d) If a material irreconcilable conflict arises as a result of a decision by the Company to disregard its contract owner voting instructions and said decision represents a minority position or would preclude a majority vote by all of its contract owners having an interest in the Issuer, the Company at its sole cost, may be required, at the Board's election, to withdraw an Account's investment in the Issuer and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

            (e) For the purpose of this SECTION 13 a majority of the disinterested Board members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Issuer be required to establish a new funding medium for any Contract. The Company shall not be required by this SECTION 13 to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contract owners materially adversely affected by the irreconcilable material conflict.

      14. TERMINATION; WITHDRAWAL OF OFFERING. This Agreement may be terminated by any party upon 90 days' prior written notice to the other party, or, on 60 days' written notice pursuant to a vote of a majority of the outstanding securities of the Funds. Notwithstanding the above, the Issuer reserves the right, without prior notice, to suspend sales of shares of any Fund, in whole or in part, or to make a limited offering of shares of any of the Funds in the event that (A) any regulatory body commences formal proceedings against the Company, Distributor or the Issuer, which proceedings Distributor reasonably believes may have a material adverse impact on the ability of the Issuer or the Company to perform its obligations under this Agreement or (B) in the judgment of Distributor, declining to accept any additional instructions for the purchase or sale of shares of any such Fund is warranted by market, economic or political conditions. Notwithstanding the foregoing, this Agreement may be terminated immediately (i) by any party as a result of any other breach of this Agreement by another party, which breach is not cured within 30 days after receipt of notice from the other party, or (ii) by any party upon a determination that continuing to perform under this Agreement would, in the reasonable opinion of the terminating party's counsel, violate any applicable federal or state law, rule, regulation or judicial order, (iii) by a vote of a majority of the independent directors of the Funds, or (iv) upon assignment by either party. Termination of this Agreement shall not affect the obligations of the parties to make payments under Section 4 for Orders received by the Company prior to such termination and shall not affect the Issuer's obligation to maintain the Accounts in the name of the Contract Owners. After termination of this Agreement, no fee shall be due with respect to any shares that are purchased and held by the Accounts after the date of termination. However, notwithstanding such termination, for a period of one (1) year after the date of such termination Distributor will remain obligated to pay the Company the Administrative Services Fee. This Agreement shall survive the termination to the extent necessary for each party to perform its obligations with respect to Shares for which the Administrative Services Fee continues to be due subsequent to such termination.

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      15.   NON-EXCLUSIVITY. Both parties acknowledge and agree that this
Agreement and the arrangement described herein are intended to be non-exclusive and that each party is free to enter into similar agreements and arrangements with other entities.

      16. SURVIVAL The provisions of SECTION 10 (Use of Names), SECTION 12 (Indemnity) and Section 17 (Privacy Procedures) of this Agreement shall survive termination of this Agreement. In addition, the obligations of the parties to make payments as discussed in SECTION 14 (Termination; Withdrawal of Offering) shall survive the termination of this Agreement.

      17. PRIVACY PROCEDURES. Each of the parties to this Agreement affirms that it has procedures in place reasonably designed to protect the privacy of non-public customer information and it will maintain such information that it may acquire pursuant to this Agreement in confidence and in accord with all applicable privacy laws. Each of the parties agrees not to use, or permit the use of, any such customer information for any purpose except to carry out the terms of this Agreement and/or pursuant to any exceptions set forth in such privacy laws. This provision shall survive the termination of this Agreement.

      18. AMENDMENT. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all of the parties hereto.

      19. NOTICES. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

            To the Company:

                       Annuity Investors Life Insurance Company
                       525 Vine Street, 7th Floor
                       Cincinnati, OH 45202
                       Attention: John P. Gruber, Esq.
                       (513) 412-1462 (office number)
                       (513) 412-1470 (telecopy number)

            To the Issuer or Distributor:

                       American Century Investment Services, Inc.
                       4500 Main Street
                       Kansas City, Missouri 64111
                       Attention: Janet A. Nash, Esq.
                       (816) 340-7480 (office number)
                       (816) 340-4964 (telecopy number)

Any notice, demand or other communication given in a manner prescribed in this
SECTION 19 shall be deemed to have been delivered on receipt.

      20. SUCCESSORS AND ASSIGNS. This Agreement may not be assigned and will be terminated automatically upon any attempted assignment. This Agreement shall be binding upon and inure to the benefit of both parties hereto.

      21. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

      22. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

      23. ENTIRE AGREEMENT. This Agreement, including the attachments hereto, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters.

      If the foregoing correctly sets forth our understanding, please indicate your agreement to and acceptance thereof by signing below, whereupon this Agreement shall become a binding agreement between us as of the latest date indicated.

                                     AMERICAN CENTURY INVESTMENT
                                     SERVICES, INC.

                                     By:  /s/ William M. Lyons
                                        ---------------------------------
                                     Name:  William M. Lyons
                                     Title: President
                                     Date:  11/24/04

We agree to and accept the terms of the foregoing Agreement.

                                     ANNUITY INVESTORS LIFE
                                     INSURANCE COMPANY

                                     By:  /s/ James L. Henderson
                                        ---------------------------------
                                     Name:  James L. Henderson
                                     Title: Vice President
                                     Date:  11/9/04

                                    EXHIBIT A

                             ADMINISTRATIVE SERVICES

Pursuant to the Agreement to which this is attached, the Company shall perform all administrative services required or requested under the Contracts with respect to the Contract owners, including, but not limited to, the following:

      1. Maintain separate records for each Contract Owner, which records shall reflect the shares purchased and redeemed and share balances of such Contract owners. The Company will maintain a single master account with each Fund on behalf of the Contract owners and such account shall be in the name of the Company (or its nominee) as the record owner of shares owned by the Contract owners.

      2. Disburse or credit to the Accounts all proceeds of redemptions of shares of the Funds.

      3. Prepare and transmit to the Contract owners, as required by law or the Contracts, periodic statements showing ownership interest as of the statement closing date, purchases and redemptions by the Contract owners during the period covered by the statement and the dividends and other distributions paid during the statement period, and such other information as may be required, from time to time, by the Contracts.

      4. Transmit purchase and redemption orders properly submitted by the Contract Owners in accordance with the procedures set forth in SECTION 4 to the Agreement.

      5. Distribute to the Contract Owners copies of the Funds' prospectus, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required to provide by law or otherwise.

      6. Maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services for the Contract Owners.

                                    EXHIBIT B

                              DISTRIBUTION SERVICES

Pursuant to the Agreement to which this is attached, the Company shall perform distribution services for Class II shares of the Funds, including, but not limited to, the following:

1. Receive and answer correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports.

2. Provide facilities to answer questions from prospective investors about Fund shares.

3. Assist investors in completing application forms and selecting account options.

4. Provide other reasonable assistance in connection with the distribution of Fund shares.